Exhibit 5.1

September 25, 2026

AerSale Corporation

9850 NW 41st Street, Suite 400

Doral, Florida 33178

Ladies and Gentlemen:

We have acted as Texas corporate counsel for AerSale Corporation, a Texas corporation (the “Company”), which is the converted entity (for purposes of Title 1, Chapter 10, Subchapter C of the Texas Business Organizations Code) in the conversion of AerSale Corporation, a Delaware corporation (the “Delaware Corporation”), into a Texas corporation (the “Conversion”) pursuant to the Certificate of Conversion filed with the Texas Secretary of State, including the related Plan of Conversion (the “Texas Certificate of Conversion”), and the Certificate of Conversion filed with the Delaware Secretary of State, including the related Plan of Conversion (the “Delaware Certificate of Conversion”), in connection with the Company’s Registration Statements on Form S-8 (File Nos. 333-288567, 333-274663 and 333-253424) (together, the “Registration Statements”), filed with the Securities and Exchange Commission (the “Commission”) on July 8, 2025, September 22, 2023 and February 24, 2021, respectively, relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable pursuant to the AerSale Corporation 2020 Equity Incentive Plan, as amended (the “Equity Incentive Plan”), and the AerSale Corporation 2020 Employee Stock Purchase Plan (the “ESPP” and, together with the Equity Incentive Plan, the “Plans”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below, including: the Plans; the Registration Statements; the Company’s certificate of formation (the “Certificate of Formation”) and the Company’s bylaws, each as currently in effect; the Texas Certificate of Conversion and the Delaware Certificate of Conversion; and such other documents and records as we have deemed necessary to enable us to render this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have further assumed that prior to the Conversion, the Delaware Corporation has taken all corporate action required under the laws of the State of Delaware to authorize and approve the Plans and the transactions contemplated thereby, including the issuance by the Company of the Shares; and after any issuance of Shares, the total number of issued and outstanding shares of Common Stock, together with the total number of shares of Common Stock then reserved for issuance or

Exhibit 5.1

obligated to be issued by the Company pursuant to any agreement, plan (including the Plans) or arrangement, or otherwise, will not exceed the total number of shares of Common Stock then authorized under the Company’s Certificate of Formation.

We are opining herein as to the laws of the State of Texas, and we express no opinion with respect to any other laws.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plans against payment therefor, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K, incorporated by reference into the Registration Statements. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Snell & Wilmer L.L.P.